Filed pursuant to Rule 424(b)(3)

Registration No. 333-201722

Aina Le’a, Inc.

Minimum Offering: 1,250,000 Shares of Common Stock

Maximum Offering: 2,000,000 Shares of Common Stock

$ 13.75 per share

_______________________________

Sticker Supplement to Prospectus dated November 25, 2015

This “Sticker Supplement to Prospectus dated November 25, 2015” supplements our prospectus dated November 25, 2015. You should read this sticker supplement together with the prospectus, since the information contained herein supplements the information contained in the prospectus. Capitalized terms contained in this sticker supplement have the same meanings as in the prospectus unless otherwise stated herein.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This sticker supplement is part of the prospectus and must accompany the prospectus to satisfy the prospectus-delivery requirements under the Securities Act of 1933, as amended.

The date of this sticker is June 29, 2016.

NOTE OF EXPLANATION

Aina Le’a, Inc. has prepared this prospectus sticker supplement to extend the termination date of the Offering. Other than the disclosures set forth below, this prospectus sticker supplement does not supplement or alter the prospectus in any way.

RECENT DEVELOPMENTS

The following information supplements and amends the prospectus wherever applicable, including, but not limited to, the cover page of the prospectus and the following sections: “PROSPECTUS SUMMARY – THE OFFERING” on page 6 of the prospectus, “RISK FACTORS—Risks Related to the Offering and Ownership of our Common Stock—We cannot assure you that a market will develop for our common stock or what the market price of our common stock will be” on page 23 of the prospectus, and “PLAN OF DISTRIBUTION—The Placement Agent and the Offering” on page 66 of the prospectus.

The Company has decided to extend the term of the Offering. The Offering shall terminate on the earlier to occur of (i) July 15, 2016 or (ii) the sale of the 2,000,000 share maximum amount, subject to the right of the Company and the Placement Agent by mutual agreement to terminate the Offering at any time. In the event that the Company does not sell at least the 1,250,000 share minimum amount by July 15, 2016, all subscription funds then held in the Escrow Account will be promptly returned to the investors, without interest or deduction.